Exhibit 23.2

CONSENT OF PETROLEUM ENGINEERS

We consent to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of PEDEVCO Corp. (the “Company”) for the year ended December 31, 2014 (including, but not limited to, the notes to the financial statements included therein) (the “Annual Report”).

We further consent to the inclusion and use in the Annual Report of (a) our report dated  January 1, 2015, entitled “PEDEVCO Corp. Reserve Report,” (b) our report dated January 1, 2015, entitled “Condor Energy Technology LLC Reserve Report,” and (c) our report dated January 1, 2015, entitled “Red Hawk Petroleum, LLC -- Pro Forma D-J Basin Asset Reserve Report”  (collectively, the “Reports”), and the information from our Reports contained in the Annual Report and the filing of the Reports as Exhibits 99.1, 99.2 and 99.3 to the Annual Report, respectively.

We also consent to the incorporation by reference in (a) Registration Statement No. 333-192002 on Form S-8 of the Company, (b) Registration Statement No. 333-191869 on Form S-3 of the Company, (c) Registration Statement No. 333-201098 on Form S-8 of the Company, and (d) Registration Statement No. 333-201099 on Form S-3 of the Company, of the Reports and all references to our firm and the information from our Reports.

South Texas Reservoir Alliance LLC State of Texas Registration No. F-13460

By: /s/ Michael Rozenfeld
Name: Michael Rozenfeld
Title: Manager, South Texas
Reservoir Alliance LLC

South Texas Reservoir Alliance LLC
1416 Campbell Rd., Bldg. B, Ste. 204
Houston, TX 77055

March 30, 2015